EXHIBIT 23.1

Consent of Registered Independent Public Accounting Firm

We have issued our reports dated March 31, 2005, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Access Pharmaceuticals, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of Access Pharmaceuticals, Inc. on Form S-8 of the aforementioned reports.

/s/ Grant Thornton LLP
Grant Thornton LLP

Dallas, Texas
June 10, 2005